Exhibit 99.1

Business Overview

Overview

In early 2026, we completed a comprehensive realignment of our business. In addition to our legacy business in the wound care space, we have adopted a capital allocation strategy focused on acquiring digital assets that provide exposure to economic participation within open digital financial networks.

On January 16, 2026 we completed a private placement of pre-funded warrants to purchase an aggregate of 837,696,130 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) in exchange for $25,000,000 of cash and an aggregate of $109,031,380.86 million in SKY tokens and stablecoins (the “Private Placement”). We intend to use the proceeds of the private placement and any future cash raise to support a multi-year capital allocation strategy focused on acquiring and holding a portfolio of select digital assets that exhibit revenue-generating characteristics, consistent with our operating and risk framework, with SKY being the only currently approved asset.

Our approach anticipates that we may:

●	Hold digital assets, including SKY, for extended periods as long-term positions intended to participate in protocol-level economics and potential capital appreciation.
●	Periodically monetize a portion of holdings for general corporate purposes, including to manage tax positions in accordance with applicable law.
●	Evaluate opportunities to generate liquidity or financing that reference or are collateralized by assets held by the Company, including SKY.
●	Continue to invest in internal capabilities and third-party relationships necessary to transact, settle, account for, and safeguard SKY.

The execution and scope of this strategy are subject to prevailing market conditions, risk limits established by the Digital Asset Strategy Advisory Committee, the availability of suitable commercial opportunities, and regulatory, legal and tax considerations.

Initial Holdings - SKY

Our Digital Asset Strategy Committee has set primary strategic objective to use all available cash to strategically acquire SKY, the protocol token of the decentralized Sky network. As of the closing of the Private Placement, we held an aggregate of 943,599,688.812 SKY. SKY can be acquired, transferred, and held through digital wallets that rely on public/private key pairs, and it may be exchanged on trading venues that support SKY pairs against fiat currencies or other digital assets. The Sky network (also referred to herein as the “Sky Protocol”) is a decentralized protocol developed around the USDS stablecoin that is managed by Sky ecosystem governance. It is a non-custodial, blockchain-based software protocol consisting of open-source, self-executing, autonomous smart contracts that are currently deployed on the Ethereum blockchain. There are two tokens that are native to the Sky Protocol. The first is the USDS stablecoin, which is a collateral-backed token designed to maintain a soft-peg to the US dollar. The second is the SKY token, which is the protocol token of the decentralized Sky ecosystem.

SKY is the initial and sole digital asset approved by the Digital Asset Strategy Advisory Committee as of the date of this filing; however, the Company’s strategy contemplates evaluating additional digital assets over time that meet similar economic and risk criteria. Changes to the investment strategy to acquire new assets or to pursue other growth strategies will require the completion of the following process. Our Digital Asset Strategy Advisory Committee, consisting of Michael Kazley and at least one other advisor, must first approve and the investors in the Private Placement must consent to such change. The Digital Asset Strategy Advisory Committee with then recommend to the Board of Directors the change in strategy for its approval.

The price of SKY is determined in network-based markets by supply and demand among market participants, including individuals, institutions, market makers, and custodial service providers. Liquidity, spreads, and volumes vary by venue and geography. Prices may be volatile due to factors including protocol changes, market sentiment, macroeconomic conditions, third-party platform events, and broader digital asset market dynamics.

Unlike many digital assets that rely on inflationary issuance to incentivize participation, SKY derives its economic characteristics from protocol-generated revenues associated with stablecoin issuance, collateralized lending, and other on-chain financial services. Protocol surplus may be allocated to SKY holders through mechanisms such as staking distributions and systematic token buybacks, subject to governance-approved parameters and network conditions.

Industry Participants and Ecosystem

The SKY ecosystem includes open-source developers, node operators, wallet providers, custodians, trading venues, market makers, data and analytics providers, payment facilitators, and software and hardware vendors. The breadth, maturity, and reliability of third-party services may affect liquidity, price discovery, and operational resilience. As adoption evolves, we expect service availability to change, including execution, clearing arrangements, and enterprise-grade integration tools.

Custody and Safeguarding of SKY

We custody substantially all of our SKY with one or more qualified custodians, currently including a U.S.-based institutional-grade custodian that maintains information security programs aligned to recognized frameworks and that are able to demonstrate robust internal control environments, including through independent audit reporting. Our custodial arrangements generally provide for:

●	Segregation of our assets on-chain or in omnibus arrangements with books-and-records sub-accounting;
●	Cold-storage or secure private key management, including vault-based custody, multi-factor authorization, and role-based access controls;
●	Contractual liability provisions for failure to safeguard assets, subject to negotiated limitations;
●	Information security and operational safeguards; and
●	Rights to review or obtain third-party control attestations and to perform additional diligence as market conditions warrant.

In addition to these custodial arrangements, the Company may utilize non-custodial or third-party Web3 wallets and infrastructure, including institutional-grade transaction and security platforms, to facilitate protocol participation, staking, governance, or other interactions with decentralized applications. Assets held in such wallets are generally limited to amounts necessary for operational or transactional purposes and are subject to internal controls, segregation of duties, and risk management policies designed to mitigate loss.

We also utilize affiliated or vetted third-party execution providers for SKY acquisitions and dispositions, leveraging custodian connectivity and settlement rails. Notwithstanding these controls, risks of loss due to cyber incidents, operational failures, insolvency, or legal uncertainty remain. See “Risk Factors” below.

Considerations of Holding SKY

We believe that long-term ownership of digital assets, including SKY, can provide exposure to blockchain-based financial infrastructure that enables peer-to-peer settlement and programmability without reliance on a central operator. We also believe that such exposure can offer potential long-term appreciation and participation in protocol-level economics if adoption of the Sky Protocol, tooling, and ecosystem services expands. However, this strategy also contains risk, and we will continue to monitor and adjust our strategy for the impact of volatility, technology, operational, and governance risks inherent to open-source networks, market structure risks, and evolving and overlapping regulatory frameworks across jurisdictions that may affect trading venues, custodians, and enterprise access to services. We weigh these factors against our liquidity needs, risk appetite, and regulatory obligations in determining the scope and cadence of any future acquisitions or dispositions.

Governmental, Regulatory, and Accounting Considerations

The legal and regulatory landscape applicable to blockchain-based networks and network-native units like SKY continues to evolve in the United States and internationally. Multiple regulators have asserted jurisdiction over aspects of digital asset markets, including anti-money laundering compliance, market integrity and manipulation, consumer protection, tax reporting, commodities and derivatives regulation, and sanctions. Regulatory actions affecting trading venues, custodians, or other service providers could impair access, liquidity, or pricing for SKY. We monitor developments and adjust our counterparties, controls, and policies accordingly.

Other Recent Developments

Effective January 1, 2026, we adopted Accounting Standards Update (“ASU”) No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which requires measurement of eligible crypto assets at fair value, with changes in fair value recognized in net income.

Risk Factors

Risks Related to Our Blockchain-Based Strategy

We have adopted a blockchain-based asset strategy with a focus on SKY, and we may be unable to successfully implement this new strategy.

We have adopted a blockchain-based asset acquisition strategy primarily dedicated to SKY, including staking and other decentralized finance activities. There is no assurance that we will be able to successfully implement this new strategy or operate SKY-related activities at the scale or profitability currently anticipated. This also requires that we implement different security protocols. There is no assurance that we will be able to execute this strategy by building out the needed infrastructure within the timeframe that we currently anticipate. Errors by key management could result in significant loss of funds and reduced rewards. As a result, our shift towards SKY could have a material adverse effect on our business and financial condition.

The Sky network (or Sky Protocol) involves significant risks that we are unable to control.

The Sky Protocol (formerly known as MakerDAO) is a decentralized protocol developed around the USDS stablecoin that is managed by Sky ecosystem governance. It is a non-custodial, blockchain-based software protocol consisting of open-source, self-executing, autonomous smart contracts that are currently deployed on the Ethereum blockchain.

USDS is the native stablecoin of the Sky Protocol. USDS was introduced in late 2024 as an upgraded version of the DAI stablecoin. USDS is intended to maintain a soft 1:1 reference value relative to the U.S. dollar by maintaining collateral within the ecosystem through protocol-defined economic mechanisms and market-based incentives.. In particular, users generate USDS by depositing approved collateral (e.g., ETH) into Sky Protocol “vaults” and borrowing USDS against it. Each vault has a minimum collateralization ratio to help ensure the borrowed USDS is excessively backed by the collateral’s USD value. If the collateral value falls below the threshold, an automatic liquidation is triggered: the collateral is sold to repay USDS, aiming to prevent under-collateralization. This mechanism is intended to keep USDS properly backed at all times and helps maintain the peg.

The value and utility of SKY and USDS are highly dependent on the performance, stability and continued adoption of the Sky Protocol, which is subject to significant technical, market, governance, regulatory and operational risks. The Sky Protocol is a complex, evolving digital asset protocol involving smart contracts, on-chain governance, algorithmic and market-based mechanisms, third-party integrations and decentralized infrastructure. Any failure, disruption or degradation of this ecosystem could materially and adversely affect the value, liquidity and functionality of SKY, USDS and any products or services built on the protocol. Exploitation of such weaknesses could result in the loss of user funds, disruption of protocol operations, unintended issuance or destruction of USDS, incorrect liquidations, or other outcomes that could materially impair the ecosystem and reduce confidence in SKY and USDS.

USDS is designed to maintain a stable value relative to the U.S. dollar through collateralization, protocol incentives, liquidation mechanisms and market participation. These mechanisms may fail to operate as intended during periods of extreme market volatility, rapid changes in collateral valuations, liquidity shortages, system congestion, governance delays, or sustained market stress. If confidence in USDS declines or redemptions exceed available liquidity, USDS may trade at a significant discount to its intended peg. Any prolonged or material de-pegging event could trigger a loss of confidence in the Sky ecosystem and materially impair the value and adoption of both USDS and SKY, which would have a material adverse effect on the value of the Company’s holdings.

USDS is backed by digital asset collateral whose market values may decline rapidly and unpredictably. Sharp declines in collateral prices may cause collateralization ratios to fall below required thresholds, triggering large-scale liquidations. Liquidations executed during periods of illiquidity or market stress may fail to recover sufficient value to support the outstanding USDS supply, potentially resulting in losses to the protocol and contributing to a de-pegging of USDS. The protocol’s ability to maintain the stability of USDS and support market activity depends on the availability of sufficient on-chain and off-chain liquidity. During periods of heightened volatility or market disruption, liquidity may evaporate, impairing redemptions, liquidations, collateral conversions and price discovery. Insufficient liquidity could exacerbate losses, contribute to prolonged de-pegging of USDS and undermine confidence in the ecosystem.

Governance of the Sky Protocol is conducted through ownership and voting of SKY. A small number of holders may control a substantial portion of the voting power, allowing them to exert significant influence over protocol parameters, economic incentives, risk management policies, collateral types, interest rates and other core functions. Governance outcomes may be unpredictable, may not align with the interests of all participants, and may materially alter the risk profile, economics or functionality of the ecosystem.

Sky Star Agents, informally called Stars, are decentralized projects within Sky Ecosystem, designed to enable focused, fast-moving innovation and development within the Sky Protocol. They are created by their founders or joint partners, who define the strategy and operating processes of the Star while also specifying the business logic and innovation goals. Stars may pursue initiatives, implement software, or engage in activities that are experimental, untested, or otherwise subject to significant technological, legal, regulatory, and operational uncertainties. Failures, vulnerabilities, malfunctions, exploits, governance disputes, misaligned incentives, fraud, misconduct, regulatory violations, or financial losses at the Star level could impair the functionality, reputation, adoption, and perceived integrity of the Sky ecosystem as a whole. Any material adverse developments involving one or more Stars may undermine confidence in the Sky Protocol, reduce demand for SKY, disrupt ecosystem growth, and result in losses for the Company.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our SKY holdings and activities. Accordingly, it may be difficult to evaluate the Company’s business and future prospects, and the Company may not be able to achieve or maintain profitability in any given period.

We purchase blockchain-based assets, including SKY, the price of which has been, and will likely continue to be, highly volatile. Our financial results and the market price of our common stock could be materially adversely affected if the price of SKY decreased substantially, as it has in the past, including as a result of shifts in market sentiment, speculative trading, macroeconomic trends, technology-related disruptions and regulatory announcements.

Our historical financial statements do not fully reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of SKY.

The price of SKY has historically been subject to significant price fluctuations and is highly volatile. We account for our SKY as crypto assets and measure them at fair value in accordance with ASU No. 2023-08, Accounting for and Disclosure of Crypto Assets.

We use a third-party digital asset accounting platform to maintain detailed records of our SKY holdings, including transaction history, quantities held, and cost basis by lot. Fair value is determined using quoted (unadjusted) prices obtained from active exchanges with sufficient trading volume for SKY, as aggregated and applied consistently by the platform. These quoted prices represent Level 1 inputs under the fair value hierarchy.

Our SKY holdings are remeasured to fair value at each reporting date, and changes in fair value are recognized in earnings during the period in which they occur. As a result, both unrealized gains and unrealized losses arising from changes in the fair value of SKY are reflected in our consolidated statements of operations.

Upon disposition of SKY, we recognize a realized gain or loss equal to the difference between the proceeds received and the carrying value of the specific SKY units sold immediately prior to sale, as determined using the platform’s lot-level tracking. We have established controls to ensure the completeness and accuracy of digital asset balances and related fair value measurements recorded in our financial statements.

SKY is presented as a separate line item within digital assets on our consolidated balance sheets. Gains and losses related to changes in fair value and dispositions of SKY are presented within other income (expense), unless otherwise indicated.

As a result, any decrease in the fair value of SKY below our carrying value for such assets at any time since their acquisition requires us to incur an impairment charge, and such charge could be material to our financial results for the applicable reporting period, which may create significant volatility in our reported earnings and decrease the carrying value of our blockchain-based assets, which in turn could have a material adverse effect on the market price of our common stock.

Because we intend to purchase additional SKY in future periods and increase our overall holdings of SKY, we expect that the proportion of our total assets represented by SKY holdings will increase in the future. We may also in the future purchase other blockchain-based assets with similar exposure to volatility. As a result, volatility in our earnings in future periods may be significantly more than what we experienced in prior periods, and it may be difficult to evaluate the Company’s business and future prospects. We also will need to perform an analysis each quarter to identify whether events or changes in circumstances indicate that our blockchain-based assets are impaired.

SKY’s status as an asset that may potentially be deemed to be offered and sold as a “security” in any relevant jurisdiction, as well as the status of SKY-related products and services that we may engage in, including staking and other protocol participation activities, is subject to regulatory uncertainty, and if the Company is unable to properly characterize such products or services, the Company may be subject to regulatory scrutiny, inquiries, investigations, fines and other penalties, which may adversely affect our business, operating results and financial condition.

The SEC and its staff in the past have taken the position that a range of digital assets, as well as products and services related to digital assets, may fall within the definition of an investment contract that is offered or sold as a “security” under the U.S. federal securities laws. In connection with our business strategy, we expect to hold SKY and may engage in Sky-related activities, including participating in staking or delegation arrangements and receiving staking or protocol rewards. Each of these activities involves the use of SKY in ways that have not been the subject of definitive regulatory guidance.

The legal test for determining whether any given digital asset, product or service that is offered and sold is an investment contract was set forth in the 1946 U.S. Supreme Court case SEC v. W.J. Howey Co. and requires a highly complex, fact-driven analysis. Accordingly, whether SKY, or any SKY-related product or service that we may engage in, would ultimately be deemed to be offered or sold as a security is uncertain and difficult to predict, notwithstanding any conclusions we may draw based on our internal, risk-based assessments. Further, even if SKY is not determined to be a security, certain SKY-related activities, such as staking, delegation, lending, reward or yield-generating programs, or the provision of services that facilitate such activities, could be deemed to constitute securities offerings or derivatives or to involve regulated intermediaries under applicable securities laws.

Regulatory uncertainty surrounding blockchain-based assets within emerging financial infrastructure and network-based markets, including potential classification as securities and the risk of investment company status, could adversely affect our business, financial condition, and results of operations.

Blockchain-based assets, such as SKY and other tokens and protocols, are relatively novel, and the application of U.S. federal and state securities laws, the Investment Company Act of 1940, as amended (the “1940 Act”), and other legal and regulatory frameworks to such assets remains unsettled. While proposed legislation-such as the Blockchain-based asset Market Clarity Act of 2025-seeks to establish a more definitive framework for distinguishing between digital commodities and digital securities and to clarify the jurisdictional boundaries between the Securities and Exchange Commission (the “SEC”) and the Commodity Futures Trading Commission (the “CFTC”), such legislation has not yet been enacted and remains subject to change. As a result, the regulatory treatment of blockchain-based assets continues to be uncertain.

Regulators in the United States or in foreign jurisdictions may interpret or enforce existing laws and regulations in ways that adversely affect the classification, transferability, or value of blockchain-based assets, or may adopt new laws or pursue enforcement or judicial actions that materially impact network-based markets. While it is our intention to acquire and deploy blockchain-based assets that are not securities and that would not expose us to regulatory scrutiny, the legal uncertainty in this area may cause us to miscalculate. If any blockchain-based assets we hold or acquire are later determined to constitute “securities” under applicable law, we could become subject to additional regulatory obligations or restrictions, including under the federal securities laws and the 1940 Act.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that the Company will be an “investment company,” as such term is defined in the 1940 Act, and it does not intend to register as an “investment company” under the 1940 Act.

While the SEC has not stated a view as to whether SKY is or is not a “security” for purposes of the federal securities laws, a determination by the SEC or a court of competent jurisdiction that SKY or any other digital assets we may hold or interact with is a security, either retroactively or prospectively, could lead to our meeting the definition of “investment company” under the 1940 Act, if the portion of our assets that consists of investments in such digital assets exceeds the 40% limit prescribed in the 1940 Act, which would subject us to significant additional regulatory requirements that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business. In addition, such a determination could adversely affect the market price of SKY and in turn adversely affect the market price of the Company’s common stock.

To avoid classification as an investment company, as such term is defined in the 1940 Act, we monitor our asset composition and income and may be required to take responsive actions, including disposing of blockchain-based assets that we might otherwise hold for the long term, deploying capital into non-investment assets, incurring debt, issuing equity, or entering into other financing arrangements that may not be favorable to our business. These measures could be costly, disruptive, or executed under unfavorable market conditions, and there is no assurance that they would be successful in enabling us to remain outside the scope of the 1940 Act.

Further, state regulators may conclude that the blockchain-based assets we hold are securities under state laws, requiring us to comply with state-specific securities regulations. States like California have stricter definitions of “investment contracts” than the SEC, increasing the risk of additional regulatory scrutiny.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of SKY or the ability of individuals or institutions such as us to own or transfer SKY and utilize blockchain-based applications on networks such as SKY. For example, the U.S. executive branch, the SEC, the European Union’s Markets in Crypto Assets Regulation, among others, have been active in recent years, and in the United Kingdom, the Financial Services and Markets Act 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, CFTC, or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of blockchain-based asset markets to function or the willingness of financial and other institutions to continue to provide services to the blockchain-based assets industry, nor how any new regulations or changes to existing regulations might impact the value of blockchain-based assets generally and SKY specifically. The consequences of increased regulation of blockchain-based assets and blockchain-based asset activities could adversely affect the market price of SKY and in turn adversely affect the market price of our common stock.

In addition, the evolving regulatory environment surrounding blockchain-based assets has introduced complications related to insurance coverage and market perception. For example, our engagement in blockchain-based asset activities may result in increased costs for director and officer liability insurance or limit our ability to obtain such coverage on acceptable terms. Further regulatory developments-whether through legislation, rulemaking, enforcement, or judicial decisions-could continue to impose operational, legal, and financial risks that adversely impact our blockchain-based asset strategy and broader business performance.

We face risks relating to the use of third-party trading platforms in connection with our SKY-focused strategy.

We use third-party trading platforms, which we believe are reputable, as well as reputable over-the-counter brokers to purchase SKY and other tokens that we may use in the future. As part of our process in determining transactions with third-party exchanges, we search for reputable exchanges that have industry standard policies and procedures in place regarding data security and customer diligence related to anti-money laundering, Office of Foreign Assets Control sanctions compliance, and know-your-customer rules and regulations. If any of these third-party exchanges no longer meet our standards or if there is a decrease in reputable third-party exchanges, we may need to find additional counterparties and enter into additional agreements that could be on less favorable terms, which could have a material adverse effect on our business, financial condition or the results of our operations.

In addition, there has been increasing focus on the extent to which blockchain-based assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. If we are found to have purchased any of our SKY from bad actors that have used SKY to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in SKY by us may be restricted or prohibited.

Our financial results and the market price of our common stock may be affected by the prices of the assets held by us, and evolving accounting standards may increase earnings volatility and reporting complexity.

As part of our capital allocation strategy for assets not required for working capital, we intend to acquire SKY and may acquire other blockchain-based assets. The price of blockchain-based assets has historically experienced significant volatility and fluctuations, which could materially impact the fair value of our portfolio and cause substantial variability in our reported earnings. Under current U.S. generally accepted accounting principles (“GAAP”) and the recently adopted ASU No. 2023-08, certain crypto assets must be measured at fair value with changes in fair value recognized in net income. This accounting treatment may cause significant volatility in our financial results from period to period, even if we do not sell any blockchain-based assets.

Additionally, SKY or other blockchain-based assets that we may purchase may not qualify for fair value measurement and instead be accounted for as indefinite-lived intangible assets, subject only to impairment losses with no recognition of subsequent increases in fair value until sold. The application of GAAP to crypto assets is evolving and remains subject to interpretation and possible changes, which could require retrospective adjustments or impact our financial statements in the future. The valuation of blockchain-based assets requires significant judgment and the use of third-party pricing sources, which may be subject to error or dispute.

If investors view the value of our common stock as linked to our blockchain-based asset holdings, fluctuations in the value of these assets may significantly influence the market price of our common stock. A decline in our blockchain-based asset portfolio value could adversely affect the market price of our common stock and our financial results.

There can be no assurance that our blockchain-based asset acquisition strategy will achieve its intended financial or risk management objectives. We may incur unexpected losses, increased volatility in reported earnings, or adverse regulatory or accounting consequences as a result of this strategy.

A cyberattack or other malicious attack on the SKY Protocol could have a material impact on the value of SKY held by the Company.

SKY and other blockchain-based assets and the entities that provide services to participants in blockchain ecosystems have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange, although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading blockchain-based asset exchange and reportedly stole over $400 million in blockchain-based assets from customers. A successful security breach or cyberattack could result in:

·

a partial or total loss of our blockchain-based assets in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our blockchain-based assets;

·	harm to our reputation and brand;
·	improper disclosure of data and violations of applicable data privacy and other laws; or
·	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure,

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with blockchain-based assets or companies that operate blockchain-based asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader SKY ecosystem or in the use of the SKY network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to SKY, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and blockchain-based assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties could attempt to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia and Israel conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of our operations or those of others in the SKY ecosystem, including third-party services on which we rely, could materially and adversely affect our financial condition and results of operations.

We face risks relating to the custody of our SKY tokens, including the loss or destruction of private keys required to access our SKY tokens and cyberattacks or other data loss relating thereto.

Certain blockchain-based digital assets, including SKY, rely on cryptographic private keys to control access and transferability. Although the Company utilizes institutional-grade custody solutions and security infrastructure, the loss, destruction, or compromise of private keys or related credentials could result in the permanent loss of access to digital assets, and such losses may not be recoverable through the underlying network or any third party. Similarly, if a holder’s private key is compromised, a cyber-attacker could potentially drain their assets, and there would be no recourse available through the SKY network.

We custody our digital tokens with qualified custodians to the extent possible and may also utilize institutional-grade wallet and security infrastructure that is not itself a qualified custodian from time to time to facilitate protocol participation, staking, governance, or other operational activities. In particular, certain protocol-level activities, including staking, are expected to require use of non-qualified custodial or non-custodial wallet infrastructure, which may expose the Company to additional operational and security risks. There can be no assurance that any custodian or cybersecurity tools that we may utilize in the future will not experience a cyberattack, operational failure, or other compromise of its systems.

Although certain custodians or service providers we engage generally maintain insurance coverage for certain types of losses and blockchain-based assets, there can be no assurance that such coverage will be sufficient to fully cover potential losses, that such coverage will be maintained in the future, or that such coverage will respond to all forms of loss or compromise. To the extent the private keys for the custodial wallet holding our blockchain-based assets are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the assets held in the related digital wallet. Furthermore, digital wallets held on our behalf could be compromised as a result of a cyberattack, and blockchain-based assets and blockchain technologies have been, and may in the future continue to be, subject to security breaches, cyberattacks, or other malicious activities.

If the SKY network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the SKY network may be disrupted, which in turn may prevent us from depositing or withdrawing SKY from our accounts or otherwise effecting transactions of SKY. Such disruptions could include, for example: the price volatility of SKY; the insolvency, business failure, interruption, default, failure to perform, security breach or other problems of participants, custodians or others; the closing of trading platforms of SKY due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages or other problems or disruptions affecting the SKY network. Any disruption of the SKY network could materially impact the operation of decentralized finance on the network, resulting in the inability of the Company to transfer or sell SKY, and the price of SKY.

Decentralized finance arrangements may expose us to risks of smart contract risk, operational failures and cybersecurity threats.

From time to time, we may generate income through the use of blockchain-based assets including SKY or stablecoins in decentralized protocols including decentralized finance (“DeFi”) applications. DeFi applications include over-collateralized borrow-lend vaults, token-exchange pools, and other financial or commercial arrangements. Although these protocols are largely designed to limit counterparty risk in transactions, they introduce novel risks relating to software code bugs, liquidation risks, and governance risks. These protocols are designed to operate in decentralized environments but can be subject to failures or exploits. In addition: (a) network congestion or downtime can increase the likelihood of asset loss or liquidation; (b) the volatility of blockchain-based assets deployed into DeFi applications may increase the likelihood of liquidation due to market downturns, liquidity crises, governance attacks or other exploits, leading to substantial financial losses; (c) the uncertainty in the accounting treatment of certain DeFi applications; (d) DeFi applications generally operate on a user-to-protocol basis where a user of a DeFi application does not know the identity of other parties utilizing the DeFi application; and (e) the use of monitoring and forensics software to mitigate risks of engaging in DeFi applications may not prevent the Company from engaging in DeFi pools that are also used by bad actors or sanctioned persons.

As part of our token management strategy, we may engage in staking, re-staking, or other activities that may involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our tokens. Like all software code, smart contracts are exposed to the risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities, technical vulnerabilities, exploits, liquidation risks, governance risks, or poorly designed permission structures that could result in the irreversible loss of our blockchain-based assets. In addition, certain smart contracts are upgradable or subject to certain governance controls which could result in unforeseen code errors, asset or account freezing, or the loss of blockchain-based assets. A vulnerability in a smart contract could create an unintended and unforeseeable consequence that has adverse financial consequences, such as the loss of or inability to access funds. There is no assurance that the smart contracts we integrate with or rely upon will function as intended or remain secure. Exploitation of such vulnerabilities could have a material adverse effect on our business and financial condition.

Our SKY strategy exposes us to risk of non-performance by counterparties.

Our SKY strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of SKY, a loss of the opportunity to generate funds, or other losses.

Our primary counterparty risk with respect to our SKY is custodian performance obligations under the custody arrangements we have entered into. A series of relatively recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the blockchain-based asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, among others, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to blockchain-based asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our SKY, nor have such events adversely impacted our access to our SKY, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the blockchain-based assets industry in the future may further negatively impact the adoption rate, price, and use of SKY, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

While our custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held SKY will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our SKY holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we custody substantially all of our SKY, could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our ability to generate income from our blockchain-based asset holdings is subject to significant uncertainty, and revenue opportunities may not develop or may fail to perform as expected.

As part of our strategy, we intend to evaluate or participate in reward-generating activities associated with SKY. SKY presents distinct risks that may limit our ability to earn returns, or result in losses. SKY supports staking, and we intend to stake SKY, for which efforts we may receive rewards. However, staking reward rates are unpredictable. Staking reward rates are variable and are determined by the current issuance parameter of rewards (how many rewards are distributed, as determined by Sky Ecosystem Governance) and the current market price of SKY tokens at the time of calculation. Furthermore, adoption timelines and liquidity levels remain uncertain, and trading volumes are materially lower than those of more established blockchain-based assets.

Security risks are also present, including the risk of hacking. Hacking risk refers to the potential for malicious actors to exploit or gain unauthorized access to the Sky.money front-end user interface, or even certain parts of the Sky Protocol. This could lead to theft of assets, manipulation of data, or disruption of services. There also exists the potential for attackers to take advantage of weaknesses or flaws in the Sky.money front-end user interface, smart contracts, or associated protocols, which could result in financial losses, data breaches, or system malfunctions. The potential for phishing and impersonation also exists, wherein malicious actors may create fake websites, social media accounts, or other online presences that closely mimic the Sky.money front-end user interface, which could lead to users inadvertently providing sensitive information, such as private keys or seed phrases, or interacting with fraudulent interfaces that result in the signing of malicious transactions, thereby compromising our assets or data.

Because SKY tokens have no physical existence beyond the record of transactions on the SKY network, a variety of technical factors related to the SKY network could also impact the price of SKY. The liquidity of SKY may also be reduced and damage to the public perception of SKY may occur, if financial institutions were to deny or limit banking services to businesses that hold SKY, provide SKY-related services or accept SKY as payment, which could also decrease the price of SKY. In addition, any failure to properly monitor and upgrade the SKY network could adversely affect the SKY network and negatively affect the price of SKY.

The community-driven governance model that SKY operates under may also create risks. This governance model allows holders of the protocol's governance token to influence changes to the protocol. While this decentralized approach aims to ensure that the protocol evolves in the best interest of its users, it may introduce certain risks. For instance, there is a possibility that the community might advocate for changes that negatively impact some users or introduce instability to the system. Additionally, the decentralized policymaking process could potentially be delayed in reacting to urgent issues, potentially leaving the protocol vulnerable during critical periods. This process could also be attacked or manipulated by malicious actors. This could occur where, for example, an attacker attempts to accumulate a large number of governance tokens to push through harmful proposals. A successful attack could be severe, potentially leading to changes in protocol parameters that benefit the attacker at the expense of other users, thereby negatively impacting their positions or the overall stability of the system. Furthermore, there exists the potential for a concentration of decision-making power within a small group of participants in the Sky Protocol's system. This concentration could lead to decisions that primarily benefit these major stakeholders, potentially at the expense of smaller participants. This could lead to changes in protocol parameters, fee structures, or risk management strategies that may not align with the needs of all users. Furthermore, a concentration of governance power might be more susceptible to external pressures, potentially impacting the protocol's long-term stability and decentralization ethos.

Further, hacks and other security breaches targeting the core infrastructure of blockchain networks or major participants, such as exchanges and custodians, could severely impact the reputation and market confidence in these networks. Exploits of protocol-level vulnerabilities could also compromise the integrity of the cryptocurrency blockchains, resulting in a substantial loss of value.

The success and growth of cryptocurrency assets depend significantly on their continued security, stability and scalability. Any technical failures, consensus breakdowns, governance disputes or regulatory interventions that diminish confidence in the networks or impair their functionality could lead to a material decline in their market prices, which could materially and adversely impact our business, financial condition and results of operations. A sustained or significant decrease in the price or liquidity of cryptocurrencies, whether due to 51% attacks, forks, hacks, network disruptions or other adverse events, could negatively impact our business, financial condition, and results of operations. Furthermore, even the perception that any of these events could occur may lead to significant market volatility and price declines, adversely affecting our business, financial condition and results of operations and the price of our common stock.

The liquidity of SKY may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for SKY and other blockchain-based assets.

In light of these risks, there can be no assurance that we will be able to generate meaningful or sustainable revenue from SKY. Any failure to do so could adversely affect our operating results, liquidity, and ability to execute our business strategy.

Political or economic crises may motivate large-scale sales of blockchain-based assets, which would result in a reduction in values and materially and adversely affect us.

Cryptocurrencies, as an alternative to fiat currencies that are backed by central governments, are subject to supply and demand forces based upon the desirability of an alternative, decentralized means of buying and selling goods and services, and it is unclear how such supply and demand will be impacted by geopolitical events. For example, political or economic crises could motivate large-scale acquisitions or sales of blockchain-based assets either globally, regionally or locally. Large-scale sales of certain blockchain-based assets would result in a reduction in their value and could materially and adversely affect our investment and trading strategies, the value of our assets, our business, financial condition and results of operations, and the price of our common stock.

Proof-of-stake blockchains are a relatively recent innovation, and have not been subject to as widespread use or adoption over as long of a period of time as traditional proof-of-work blockchains.

Certain blockchain-based assets, such as Bitcoin, use a “proof-of-work” consensus algorithm. The genesis block on the Bitcoin blockchain was mined in 2009, and Bitcoin’s blockchain has been in operation since then. Many newer blockchains enabling smart contract functionality, including the current Ethereum network following the completion of its transition to a proof-of-stake model in 2022, use a newer consensus algorithm known as “proof-of-stake.” While their proponents believe that they may have certain advantages, the “proof-of-stake” consensus mechanisms and governance systems underlying many newer blockchain protocols, including SKY, and their associated blockchain-based assets - including the SKY held by the Company - have not been tested at scale over as long of a period of time or subject to as widespread use or adoption as, for example, Bitcoin’s proof-of- work consensus mechanism has. This could lead to these blockchains, and their associated blockchain-based assets, having undetected vulnerabilities, structural design flaws, suboptimal incentive structures for network participants, technical disruptions, or a wide variety of other problems, any of which could cause these blockchains not to function as intended, lead to outright failure to function entirely causing a total outage or disruption of network activity, or to suffer other operational problems or reputational damage, leading to a loss of users or adoption or a loss in value of the associated blockchain-based assets, including the Company’s assets. Over the long term, there can be no assurance that the proof-of-stake blockchain on which the Company’s assets rely will achieve widespread scale or adoption or perform successfully; any failure to do so could negatively impact our business, financial condition and results of operations and the price of our common stock.

SKY can be subject to extreme price volatility, and declines in its value could materially and adversely affect our financial condition.

Blockchain-based assets remain a highly volatile asset class characterized by rapid price swings and structural features that amplify risk. The sector is novel and experimental, with many protocols and networks still in early stages of development. Market activity is often driven by high levels of leverage and significant retail participation, which can accelerate both rallies and drawdowns. While larger, more liquid assets such as Bitcoin tend to exhibit comparatively greater stability, volatility increases markedly with newer or less established tokens. These dynamics make blockchain-based assets inherently speculative and subject to sharp fluctuations in value, underscoring the need for careful monitoring and risk management in any allocation.

The growth of the blockchain-based assets industry in general, and the use and acceptance of SKY in particular, may also impact the price of SKY and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of the SKY network and SKY may depend, for instance, on public familiarity with blockchain-based assets, ease of buying, accessing or gaining exposure to SKY, institutional demand for SKY as an investment asset, the participation of traditional financial institutions in the blockchain-based assets industry, consumer demand for SKY as a means of payment, and the availability and popularity of alternatives to SKY. Even if growth in SKY adoption occurs in the near or medium term, there is no assurance that SKY will continue to grow over the long term.

These risks include the potential for monetary loss arising as a result of market volatility, smart contract vulnerabilities, and other unforeseen risks that may have a material adverse effect on SKY. There is also market risk, or the potential for loss due to the overall performance of the cryptocurrency markets. The value of SKY can be affected by broader market trends, potentially impacting the value of SKY holdings.

SKY has historically exhibited significant volatility. Between October and December 2024, SKY rose from $0.04363 to $0.1014, an increase of over 132% in less than two months. SKY then declined to $0.0343 in February 2025. More recently, in 2025, SKY rose to $0.09965 in July before falling to $0.03683 in October, a decline of approximately 63%. These extreme swings reflect the speculative nature of activity surrounding SKY and are typical for emerging networks, where limited adoption, concentrated ownership, and speculative trading contribute to elevated volatility compared to more established blockchain-based assets.

In addition, social media posts and other statements and actions by prominent individuals have resulted in outsized movements in the market price of certain blockchain-based assets. It is possible that future statements by individuals concerning certain blockchain-based assets will have disproportionate impacts on the market price of certain blockchain-based assets.

Our financial results and the market price of our listed securities would be adversely affected, and our business and financial condition would be negatively impacted, if the price of SKY decreased substantially, including as a result of:

●	decreased user and investor confidence in SKY, including due to the various factors described herein;
●

negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, SKY or the broader blockchain-based assets industry, for example, additional filings for bankruptcy protection or bankruptcy proceedings of major blockchain-based asset industry participants, such as the bankruptcy proceeding of FTX Trading and its affiliates;

●

competition from other blockchain-based assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

●

a decrease in the price of other blockchain-based assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for SKY purchase and sale transactions, to the extent the decrease in the price of such other blockchain-based assets or the unavailability of such stablecoins may cause a decrease in the price of SKY or adversely affect investor confidence in blockchain-based assets generally;

●

developments relating to the Sky Protocol, including (i) changes to the Sky Protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Sky network, changes to the maximum number of Sky outstanding, changes to the mutability of transactions, changes relating to the size of Sky blocks, and similar changes, (ii) failures to make upgrades to the Sky Protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Sky Protocol that introduce software bugs, security risks or other elements that adversely affect SKY;

●	disruptions, failures, unavailability, or interruptions in service of trading venues for Sky;
●

the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of blockchain-based asset custodians, trading venues, lending platforms, investment funds, or other blockchain-based asset industry participants, such as the filing for bankruptcy protection by blockchain-based asset trading venues FTX Trading and BlockFi and blockchain-based asset lending platforms Celsius Network and Voyager Digital Holdings in 2022, the ordered liquidation of the blockchain-based asset investment fund Three Arrows Capital in 2022, the announced liquidation of Silvergate Bank in 2023, the government-mandated closure and sale of Signature Bank in 2023, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by the Nevada Department of Business and Industry in 2023, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

●

regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Sky, or that adversely affect the operations of or otherwise prevent blockchain-based asset custodians, trading venues, lending platforms or other blockchain-based assets industry participants from operating in a manner that allows them to continue to deliver services to the blockchain-based assets industry;

●	transaction congestion and fees associated with processing transactions on the SKY network;
●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;
●

developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the SKY network becoming insecure or ineffective; and

●

changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, and the broadening of the Israel-Hamas conflict to other countries in the Middle East.

There can be no assurance that the value of SKY will not decrease substantially or remain highly volatile. Any such declines could materially and adversely affect the value of our blockchain-based assets, our financial condition, and our results of operations.

Changes in regulatory interpretations could require us to register as a money services business or money transmitter, leading to increased compliance costs or operational shutdowns.

The regulatory regime for blockchain-based assets in the U.S. and elsewhere is uncertain. The Company may be unable to effectively react to proposed legislation and regulation of blockchain-based assets, which could adversely affect its business.

If regulatory changes or interpretations require us to register as a money services business with The Financial Crimes Enforcement Network (FinCEN) under the U.S. Bank Secrecy Act, or as a money transmitter under state laws, we may be subject to extensive regulatory requirements, resulting in significant compliance costs and operational burdens. In such a case, we may incur extraordinary expenses to meet these requirements or, alternatively, may determine that continued operations are not viable. If we decide to cease certain operations in response to new regulatory obligations, such actions could occur at a time that is unfavorable to investors.

Multiple states have implemented or proposed regulatory frameworks for blockchain-based asset businesses. Compliance with such state-specific regulations may increase costs or impact our business operations. Further, if we or our service providers are unable to comply with evolving federal or state regulations, we may be forced to dissolve or liquidate certain operations, which could materially impact our investors.

The reliance on open-source code by blockchain-based asset networks exposes us to risks related to competitive networks and products built on such code, the failure of individuals to maintain that code, and discovery of security vulnerabilities that could threaten the ability of such networks to operate.

Blockchain-based asset networks are open-source projects and, although there may be an influential group of leaders in the network community, generally there is no official developer or group of developers that formally controls the blockchain-based asset network. Without guaranteed financial incentives, there may be insufficient resources to address emerging issues, upgrade security or implement necessary improvements to the network in a timely manner. If the blockchain-based asset network’s software is not properly maintained or developed, it could become vulnerable to security threats, operational inefficiencies and reduced trust, all of which could negatively impact the blockchain-based assets’ long-term viability and our business.

There are risks relating to USDS, the stablecoin underpinning the entire ecosystem. A material or prolonged de-pegging of USDS would lead to losses of our SKY holdings.

Stablecoins are digital assets designed to have a stable value over time as compared to typically volatile digital assets and are typically marketed as being pegged to the value of a referenced asset, normally a fiat currency, such as the U.S. dollar. However, the stability and reliability of stablecoins are not guaranteed and depend on various factors beyond our control, including the financial health of the issuing entity, the adequacy and liquidity of reserve assets, and the effectiveness of the underlying stabilization mechanisms. If a stablecoin that we accept, such as USDS, experiences a significant devaluation or “de-pegging” event, where its value deviates materially from its intended peg, we may incur losses on payments already received, face disruptions in transaction processing, or lose customer confidence, all of which could negatively impact our financial condition and reputation. Stablecoins are not subject to any deposit insurance protection scheme, and the presence of fiat currency reserves is not a guarantee for redemption. There is a possibility that the assets held in reserves are not sufficient or may not be available for redemption at times of extremely high demand. Volatility spikes in the cryptocurrency markets also might lead to occasions where the price of a stablecoin deviates from the underlying fiat currency.

Given the role that stablecoins, like USDS, play in global digital asset markets, their fundamental liquidity can have a dramatic impact on the broader digital asset market, including the market for SKY. Because a large portion of the digital asset market still depends on stablecoins such as USDS, there is a risk that a disorderly “de-pegging” or a run on USDS could lead to dramatic market volatility in, and/or materially and adversely affect the prices of, digital assets more broadly.

There are other risks associated with the acceptance of stablecoins as a payment method.

The regulatory environment surrounding stablecoins remains uncertain and rapidly evolving. Legislatures and regulatory bodies, including foreign authorities, continue to evaluate whether stablecoins constitute securities, commodities, or other regulated financial instruments. New laws, regulations, or enforcement actions could impose significant compliance obligations on us, such as anti-money laundering and know-your-customer requirements, restrict our ability to accept certain stablecoins altogether, result in unfavorable changes in use, transfer, and redemption of stablecoins, or impose tax liabilities upon stablecoin holders. Noncompliance with such regulations, even unintentional, could result in fines, penalties, legal proceedings, and reputational harm. Furthermore, if a stablecoin issuer on which we rely is deemed non-compliant with applicable laws, it could disrupt our payment operations or expose us to liability as a downstream user.

Accepting stablecoins also introduces operational and cybersecurity risks. The blockchain networks and digital wallets we use to process and store stablecoin transactions may be vulnerable to hacking, phishing attacks, software bugs, and network failures. A security breach or technical failure could result in the loss or theft of stablecoin funds, for which we may have limited recourse due to the decentralized and irreversible nature of blockchain transactions. Moreover, reliance on third-party service providers, such as cryptocurrency exchanges or custodians, to facilitate stablecoin transactions introduces counterparty risk. If these providers, or any stablecoin issuers, experience insolvency, operational disruptions, or fraudulent activity, our ability to process payments or convert stablecoins to fiat currency could be impaired, potentially leading to financial losses or liquidity constraints.

Additional risks relate to the market acceptance of stablecoins. If customers or vendors lose confidence in stablecoins due to volatility, scandals, or legislative or regulatory actions, demand for our stablecoin payment option could decline, forcing us to incur costs to adapt our payment infrastructure or revert to traditional payment methods. Conversely, if we cease accepting stablecoins in response to these risks, we may alienate a segment of our customer base that prefers cryptocurrency payments, potentially reducing our market competitiveness.

Popular stablecoins are reliant on the U.S. banking system and U.S. treasuries, and the failure of either to function normally could impede the function of stablecoins or lead to outsized redemption requests, and therefore could adversely affect the value of our common stock.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of SKY and adversely impact our business.

Because a substantial portion of our assets will be concentrated in SKY as part of our strategy, the emergence or growth of competing digital assets or stablecoins could materially adversely affect our financial condition. Digital assets backed by private or public sector entities, including governments, financial institutions, or consortiums, may gain broader adoption or regulatory acceptance, which could reduce demand for SKY.

Additionally, central banks in some countries have explored or started to introduce digital forms of legal tender. For example, China’s central bank digital currency project was made available to consumers in January 2022, and certain government officials in the United States, the European Union, and Israel have discussed the potential creation of new central bank digital currencies. Whether or not they incorporate blockchain or similar technology, central bank digital currencies, as legal tender in the issuing jurisdiction, could also compete with, or replace USDS and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of SKY to decrease, which could have a material adverse effect on our business, prospects, financial condition and operating results.

Stablecoins such as USDS face significant competitive and regulatory challenges that could undermine their success and, in turn, the value of SKY.

The market for stablecoins is intensely competitive. USDS competes with more established issuers, which benefit from scale, liquidity, and institutional trust, as well as with emerging products like yield-bearing tokens and potential bank-issued stablecoins. If USDS fails to achieve significant adoption among institutional or retail users, its credibility may diminish, undermining confidence in the Sky ecosystem and the value of SKY.

Stablecoins also face heightened regulatory scrutiny. USDS presents novel risks that may cause regulators to classify it as a security, derivative, or other regulated instrument. Any such classification could limit its use, distribution, or exchange support. In addition, negative publicity affecting stablecoins generally, or adverse events involving major stablecoins could spill over into the Sky ecosystem and reduce demand for USDS.

Intense competition, adverse regulatory developments, or negative market sentiment affecting stablecoins could materially undermine USDS’s role in the Sky ecosystem, reduce confidence in SKY’s long-term value, and negatively affect our business, financial condition, and results of operations.

If interest rates rise or other opportunities in external DeFi protocol or traditional finance become more attractive, our digital asset strategy may underperform or become unsustainable.

Our digital asset strategy is designed to generate revenue through activities such as staking and other protocol-based economic participation. A significant portion of the SKY held by the Company may be used as collateral or otherwise locked to support our validator operations or other infrastructure software and services. These activities are highly sensitive to prevailing interest rates, changes in market structure, shifts in risk appetite, the relative attractiveness of such income in DeFi protocols or traditional finance, and shifts in risk appetite across markets.

If interest rates rise or alternative opportunities, whether in DeFi or traditional finance, become more attractive relative to the returns generated by our strategy, our operations may underperform or become unsustainable. Additionally, locking digital assets as collateral for staking may reduce our flexibility to reallocate capital in response to changing market conditions, potentially increasing opportunity costs or exposing us to elevated counterparty or protocol-specific risks. Any sustained decline in staking rewards, or increased competition for on-chain revenue-generating opportunities, may materially and adversely affect our financial performance and liquidity.

The Company’s digital asset holdings will be less liquid than its cash and cash equivalents and may not be able to serve as a source of liquidity for the Company.

A substantial part of the Company’s assets will be its digital asset holdings. Historically, the market for digital assets, including SKY, have been characterized by significant volatility in price, limited liquidity and trading volumes, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our digital assets at favorable prices or at all. As a result, our digital asset holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, digital assets held by custodians, including our custodians, do not typically enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans, bonds or other capital raising transactions collateralized by our unencumbered digital assets or otherwise generate funds using our digital asset holdings, including during times of market instability or when the price of such assets has declined significantly. If we are unable to sell our digital assets, enter into additional capital raising transactions using unencumbered digital assets as collateral, or otherwise generate funds using our digital asset holdings, or if we are forced to sell our digital assets at a significant loss, in order to meet our debt obligations, or our working capital requirements, our business and financial condition could be negatively impacted.

In addition, companies operating in the cryptocurrency sector have historically faced challenges in securing and maintaining banking relationships. Some financial institutions remain hesitant to provide services to businesses engaged in digital asset activities due to regulatory uncertainty, compliance concerns, and perceived risks associated with digital assets. This reluctance could limit our ability to access essential banking services, process transactions, or efficiently convert digital assets to fiat currency. If financial institutions restrict or discontinue banking services for crypto-related businesses, it could disrupt our operations and negatively impact our liquidity and financial position.

Taxation of blockchain-based assets is complex and evolving.

The tax treatment of utility blockchain-based assets and other crypto assets is complex, evolving, and may be uncertain or subject to differing interpretations by taxing authorities globally and in the United States. The IRS and other tax authorities have issued limited guidance specifically addressing the classification, reporting, and taxation of transactions involving utility tokens, including their acquisition, holding, use, and disposition.

As a result, we may be subject to adverse tax consequences, including but not limited to: unexpected tax liabilities; additional tax reporting obligations; withholding taxes; penalties and interest for noncompliance; and the risk of audits or disputes with tax authorities regarding the timing, amount, or character of income, gain, loss, or deduction related to our blockchain-based asset holdings.

Furthermore, changes in tax laws, regulations, or enforcement policies could increase our tax burden or affect the tax efficiency of our blockchain-based asset acquisition strategy. Such changes could also require us to modify our investment, accounting, or operational practices, potentially resulting in increased costs or reduced returns.

There can be no assurance that tax authorities will not challenge the tax treatment of our blockchain-based asset holdings or that such challenges would not have a material adverse effect on our financial condition, results of operations, or cash flows.

In addition, the U.S. federal income tax treatment of rewards from staking blockchain-based assets such as SKY or utilizing liquid staking tokens remains uncertain and is currently the subject of debate and regulatory attention. Under current guidance by the IRS, staking rewards and transaction fees may be treated as ordinary income upon receipt, although additional guidance is expected pursuant to the President’s Working Group July 2025 report “Strengthening American Leadership in Digital Financial Technology.” If regulation or policy changes, or the interpretation or enforcement thereof, results in adverse tax treatment of rewards from staking SKY, we could be subject to increased audits by the IRS and additional tax liabilities.

Risks Relating to Owning Our Common Stock

The price of our common stock may fluctuate substantially, which may result in losses to our stockholders.

The stock prices of our Company and many other companies in our market segment have generally experienced wide fluctuations in response to various factors. Broad economic, market and industry factors may negatively affect the market price of our common stock. The market price of our common stock is further likely to be volatile, particularly given the completion of the Avenova Asset Sale and the transition of our business, and could fluctuate in response to, among other things:

●	our cash position;
●	our blockchain-based asset holdings;
●	volatility in the blockchain-based asset market and the regulation thereof by government entities;
●	actual or anticipated variations in our expenses; and
●	any unanticipated contingent liabilities or litigation that may arise.

Offers of new securities or availability for sale of a substantial number of shares of our common stock, including as a result of the exercise of outstanding warrants may cause the price of our publicly traded securities to decline.

Sales of a significant number of shares of our common stock in the public market could depress the market price of our common stock. The shares of common stock underlying the pre-funded warrants issued January 16, 2026, represents, in the aggregate, approximately 87% of the total number of shares of common stock outstanding as of January 16, 2026. Upon conversion or exercise, as the case may be, of those securities, the shares of common stock we issue upon such conversion or exercise could be sold into the public market, and such sales could be significant and have an adverse impact on the price of our common stock.

Our common stock may trade at a discount to our net asset value, and investors could experience losses unrelated to the performance of our underlying blockchain-based asset holdings.

The market price of our common stock may not reflect, and at times may trade materially below, our net asset value (“NAV”) per share. A variety of factors may cause the trading price of our common stock to deviate from our NAV, including overall market conditions, investor sentiment toward blockchain-based assets or our business model, the liquidity and volatility of the specific blockchain-based assets we hold, the availability and cost of capital to market participants, the level of short interest in our common stock, actual or perceived governance or operational risks, and the absence of any redemption or exchange feature that would allow shareholders to realize NAV directly. As a result, the market price of our common stock may be influenced by factors other than the value of our underlying assets alone and there can be no assurance that our common stock will trade at or near NAV.

If our common stock trades at a discount to NAV, investors who sell shares may receive less than the value of our underlying assets per share, and the discount could impair our ability to raise capital on favorable terms. We may from time to time consider capital markets transactions, financing arrangements or other corporate actions intended to address any discount, but we are under no obligation to take such actions and any such actions, if implemented, may be limited in scope or effectiveness.

Balance Sheet

The unaudited pro forma consolidated balance sheet as of September 30, 2025 present our financial position after giving pro forma effect to the receipt of $25.0 million of cash proceeds and $109.0 million of crypto assets in the private placement:

The unaudited pro forma consolidated balance sheet is derived from and should be read in conjunction with the unaudited interim condensed consolidated financial statements of NovaBay Pharmaceuticals, Inc. (the “Company”) for the three months ended September 30, 2025 and the audited balance sheet of the Company as of December 31, 2024.

The unaudited pro forma balance sheet is included for informational purposes only. The unaudited pro forma consolidated balance sheet does not project our results of operations or financial position for any future period or date. The unaudited pro forma consolidated statement of operations and balance sheet should be read in conjunction with the “Risk Factors,” included in this disclosure and the Risk Factors and audited and unaudited financial information of the Company in the Company’s periodic reports for fiscal 2025.

(in thousands, except par value amounts)

	December 31, 2024	September 30, 2025	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$430	$2,309	$27,309
Accounts receivable, net	-	368	368
Prepaid expenses and other current assets	272	221	221
Current assets, discontinued operations	1,233	-	-
Total current assets	1,935	2,898	2,898
Operating lease right-of-use assets	955	189	189
Crypto assets (including stablecoins)	-	-	109,032
Property and equipment, net	44	6	6
Other assets	480	394	394
Other assets, discontinued operations	9	-	-
TOTAL ASSETS	3,423	3,487	137,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$109	$76	$76
Accrued liabilities	581	807	807
Bridge Loan	500	-	-
Unsecured Convertible Notes, net	65	149	149
Operating lease liabilities	398	416	416
Current liabilities, discontinued operations	1,190	-	-
Total current liabilities	2,843	1,448	1,448
Warrant liabilities	-	-	129,996
Operating lease liabilities-non-current	709	405	405
Total liabilities	3,552	1,853	131,853

Mezzanine (temporary) equity:
Series F Preferred Stock; 1,987 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	-	525	525

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000 shares authorized;
Series B preferred stock; 1 issued and outstanding at September 30, 2025	6	6	6
Series D preferred stock; 481 issued and outstanding at September 30, 2025	-	3,786	3,786
Common stock, $0.01 par value; 150,000 shares authorized, 6,011 shares issued and outstanding at November 30, 2025	49	60	60
Additional paid-in capital	183,273	181,074	185,110
Accumulated deficit	(183,457)	(183,817)	(183,817)
Total stockholders’ equity	(129)	1,109	5,109
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,423	$3,487	$137,519

Related Party Transactions

The following is a description of certain recent related party transactions, to which the Company has been a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company's total assets at year end for the last two completed fiscal years, and in which any of the Company's directors, executive officers, holders of more than five percent of any class of the Company's voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Private Placement of Pre-Funded Warrant Issuance

In connection with the Private Placement announced on January 16, 2026, R01 Fund LP (“R01”) and Framework Ventures IV L.P. (“Framework”) purchased pre-funded warrants to purchase a total of 268,399,868 and 250,546,261, respectively, shares of Common Stock at a purchase price per warrant of $0.17 per share (the “January Pre-Funded Warrants”). Once the January Pre-Funded Warrants become fully exercisable, we expect that R01 and Framework will control approximately 34% and 32%, respectively, of our outstanding Common Stock. Our Chief Executive Officer and Chairman of our Board of Directors, Michael Kazley, is the manager member of R01 Capital Manager. R01 Capital Manager is the investment manager for R01 Capital. R01 Capital is the general partner of R01. The terms of the securities sold to R01 and Framework were the same as those offered to other investors participating in the Private Placement. The January Pre-Funded Warrants were issued and sold in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D.

On October 16, 2025, the Company issued and sold pre-funded warrants (the "October Pre-Funded Warrants”) to purchase an aggregate of 5,405,406 shares of the Company’s Common Stock to R01 and Framework in two transactions for aggregate gross proceeds of approximately $6,000,000. The purchase price was $1.10 per October Pre-Funded Warrant, representing 110% of the closing price of the common stock on the day before the issuance, less the $0.01 exercise price for each such October Pre-Funded Warrant. The October Pre-Funded Warrants became exercisable for shares of common stock at any time after January 1, 2026, subject to receipt of stockholder approval. The October Pre-Funded Warrants were issued and sold in transactions exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Rule 506 of Regulation D.

Investors’ Rights

In connection with the Private Placement, the company entered into an Investors’ Rights Agreement pursuant to which it granted certain demand registration rights and nomination rights to R01 and Framework.

Review and Approval of Related Party Transactions

The foregoing transactions were reviewed and approved by the Company's Audit Committee in accordance with the Company's related party transactions policy. The Audit Committee determined that the terms of such transactions were no less favorable to the Company than those that could be obtained from unaffiliated third parties.